UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2026 (April 6, 2026)

FLOWERS FOODS, INC.

(Exact name of registrant as specified in its charter)

Georgia	1-16247	58-2582379
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1919 Flowers Circle, Thomasville, GA	31757
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (229) 226-9110

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	FLO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

In anticipation of the upcoming maturity of its $400 million aggregate principal amount of 3.500% senior notes due in October (the “2026 Notes”), on April 6, 2026, Flowers Foods, Inc., a Georgia corporation (the “Company”), entered into a $400.0 million senior unsecured delayed draw term loan credit facility (the “2026 Term Loan Facility”), which provides the Company with a prepayable financing structure. To provide enhanced financial flexibility, on April 6, 2026, the Company also amended its Revolving Credit Facility (as defined below) to extend its Covenant Holiday (as defined therein), currently in effect, through and including the Company’s fiscal quarter ended October 9, 2027, along with other provisions intended to align the Revolving Credit Facility to the terms of the 2026 Term Loan Facility.

2026 Term Loan Credit Agreement

On April 6, 2026, the Company entered into the 2026 Term Loan Facility pursuant to a Term Loan Credit Agreement (the “2026 Term Loan Credit Agreement”), dated as of April 6, 2026, with certain financial institutions party thereto as lenders and Wells Fargo Bank, National Association, as administrative agent. The 2026 Term Loan Credit Agreement requires that the Company use the net proceeds of the 2026 Term Loan Facility to, together with cash on hand, finance the repayment in full of the 2026 Notes and to pay the fees, costs and expenses incurred in connection therewith and with the execution of the 2026 Term Loan Facility and the Revolver Amendment (as defined below).

The 2026 Term Loan Facility may be made available in a single drawing during the period from the closing date of the 2026 Term Loan Facility through and including October 1, 2026, or the earlier termination of the commitments. The 2026 Term Loan Facility has an initial maturity date occurring on the third anniversary of the funding date thereof.

Borrowings under the 2026 Term Loan Facility bear interest, at the option of the Company, based on the Secured Overnight Financing Rate (“SOFR”) or the “base rate”, in each case, plus an applicable margin. The applicable margin is determined by reference to a pricing grid set forth in the 2026 Term Loan Credit Agreement based on the Company’s leverage and debt rating, ranging from a maximum of 2.000% in the case of SOFR-based loans and 1.000% in the case of base rate loans to a minimum of 0.875% in the case of SOFR-based loans and 0.00% in the case of base rate loans, based upon the Company’s then applicable leverage ratio and debt rating. In addition, the 2026 Term Loan Facility bears an additional ticking fee on the full amount of the unused commitments, also determined by reference to the pricing grid, and ranging from a maximum of 0.250% to a minimum of 0.060%, based upon the Company’s then applicable leverage ratio and debt rating.

The 2026 Term Loan Credit Agreement contains representations, covenants and events of default that are customary for financing transactions of this nature. Events of default in the 2026 Term Loan Credit Agreement include, among others: (a) the failure to pay when due the obligations owing thereunder; (b) the failure to perform (and not timely remedy, if applicable) certain covenants; (c) certain defaults and accelerations under other indebtedness; (d) the occurrence of bankruptcy or insolvency events; (e) certain judgments against the Company or any of its subsidiaries; (f) any representation, warranty or statement made thereunder or under the ancillary loan documents and certain certificates being subsequently proven to be untrue in any material respect; and (g) the occurrence of a Change in Control (as defined in the 2026 Term Loan Credit Agreement). Upon the occurrence of an event of default, the lenders may terminate the loan commitments, accelerate all loans and exercise any of their rights under the 2026 Term Loan Credit Agreement and the ancillary loan documents.

The 2026 Term Loan Credit Agreement contains financial covenants testing the Company’s Leverage Ratio and Interest Coverage Ratio (each as defined in the 2026 Term Loan Credit Agreement). The maximum Leverage Ratio financial covenant requires that the Company maintain a Leverage Ratio of no greater than 3.75:1.00 on the last day of any fiscal quarter of the Company; provided that, at the Company’s option, such Leverage Ratio may be increased to 4.00:1.00 for any period of up to four consecutive fiscal quarters following an acquisition or investment, subject to certain conditions (any such increase, a “Covenant Holiday”); provided, further, that a Covenant Holiday is in effect from the closing date of the 2026 Term Loan Facility through and including the Company’s fiscal quarter ending October 9, 2027. The minimum Interest Coverage Ratio financial covenant requires that the Company maintain an Interest Coverage Ratio of no less than 4.50:1.00 on the last day of any fiscal quarter of the Company.

No subsidiaries of the Company are required to provide guarantees in respect of the 2026 Term Loan Facility unless the Company’s debt rating falls below a certain level or the Company fails to obtain and maintain certain debt ratings.

The foregoing description of the 2026 Term Loan Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the 2026 Term Loan Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Revolver Amendment

On April 6, 2026, the Company entered into the First Amendment (the “Revolver Amendment”) to the Credit Agreement, dated as of February 5, 2025, with certain financial institutions party thereto as lenders and Wells Fargo Bank, National Association, as administrative agent, with respect to its revolving credit facility (as amended by the Revolver Amendment, the “Revolving Credit Facility”). The Revolver Amendment, among other things, (i) extends the Covenant Holiday currently in effect to the period from the closing date of the Revolver Amendment through and including the Company’s fiscal quarter ending October 9, 2027, (ii) adds an additional tier to the pricing grid thereof for the case in which the Company’s debt ratings fall to Ba2 or below from Moody’s and BB or below from S&P, consistent with the 2026 Term Loan Credit Agreement, and (iii) makes certain other changes to align with the 2026 Term Loan Credit Agreement.

The foregoing description of the Revolver Amendment does not purport to be complete and is qualified in its entirety by reference to the Revolver Amendment, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated by reference herein.

Certain of the lenders under the 2026 Term Loan Credit Agreement and the Revolver Amendment (and their respective subsidiaries or affiliates) have in the past provided, are currently providing or may in the future provide, investment banking, cash management, underwriting, lending, commercial banking, trust, leasing services, foreign exchange and other advisory services to, or engage in transactions with, the Company and its subsidiaries or affiliates. These parties have received, and may in the future receive, customary compensation from the Company and its subsidiaries or affiliates, for such services.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Term Loan Credit Agreement, dated as of April 6, 2026, by and among Flowers Foods, Inc., the financial institutions party thereto as lenders, and Wells Fargo Bank, National Association, as administrative agent.*

10.2	First Amendment to Credit Agreement, dated as of April 6, 2026, by and among Flowers Foods, Inc., the financial institutions party thereto as lenders, and Wells Fargo Bank, National Association, as administrative agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*

Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company will furnish supplementally a copy of any omitted exhibits or schedules to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLOWERS FOODS, INC.

Date: April 7, 2026	By:	/s/ D. Anthony Scaglione
	Name:	D. Anthony Scaglione
	Title:	Chief Financial Officer